Exhibit (b)(1)

EXECUTION COPY

LOAN AGREEMENT

November 13th, 2009

The Chile Fund, Inc.

The Emerging Markets Telecommunications Fund, Inc.

The First Israel Fund, Inc.

The Indonesia Fund, Inc.

The Latin America Equity Fund, Inc.

Ladies and Gentlemen:

We are pleased to advise you that Brown Brothers Harriman & Co. (the “Lender”) holds for the use of The Chile Fund, Inc. (“CH”), The Emerging Markets Telecommunications Fund, Inc.(“ETF”), The First Israel Fund, Inc. (“ISL”), The Indonesia Fund, Inc. (“IF”) and The Latin America Equity Fund, Inc. (“LAO”) (each a “Borrower” and collectively, the “Borrowers”) a separate committed revolving credit facility for each Borrower (a “Facility”), upon the terms and conditions of (a) the Term Sheet and (b) this Loan Agreement (as each may be amended, together the “Loan Agreement”). In no event shall the Maximum Facility exceed $10,000,000. All terms not otherwise defined in this Loan Agreement shall have the meaning given each such term in Section 1 hereof. Notwithstanding anything contained in this Loan Agreement or the Note, (a) the Obligations shall be several and no one Borrower shall be jointly liable for the Obligations of any other Borrower, (b) the covenants, representations, warranties and agreements of each Borrower in any Loan Document shall relate only to such Borrower and not any other Borrower, (c) a Default or an Event of Default as to one Borrower shall not constitute a Default or an Event of Default of any other Borrower and (d) the Collateral of one Borrower shall not collateralize the Obligations of any other Borrower.

1.                                       (a)                                  Definitions. The following words and terms shall have the following meaning:

“1940 Act” means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“ABR” means the rate of interest publicly announced by the Lender as its base rate in effect at its principal office in New York City. Changes in the ABR shall be effective immediately and without any prior notice. The ABR is not necessarily the lowest rate charged by Lender to other borrowers or class of borrowers.

“Administrator” means the Persons set forth in Schedule 1 annexed hereto or any successor acceptable to Lender.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement in favor of any Person other than the Lender except for (i) liens for taxes not yet due or which are being contested in good faith and for which the applicable Borrower has established adequate reserves and (ii) Permitted Liens.

“Advisers Act” means the Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“Anti-Terrorism Laws” means all laws applicable to a Borrower, the Parent or any Investment Manager, (i) ensuring that no Person who owns a controlling interest in or otherwise controls any Borrower, the Parent or any Investment Manager is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of Treasury, or any other similar list maintained by the OFAC under any authorizing statute, Executive Order or regulation or (B) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any similar Executive Order, (ii) relating to compliance with all applicable Lender Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations and (iii) the Patriot Act.

“Applicable Law” shall mean, whether domestic or foreign, without limitation, (a) all federal and state securities laws and anti-money laundering laws and regulations, to which the Person in question is subject or by which it or any of its property is bound, including, without limitation, OFAC, BSA, the Patriot Act, the 1940 Act, Advisers Act, the Securities Act and the Employee Retirement Income Security Act of 1974, as each may be amended from time to time; (b) any judicial, executive, legislative, administrative or other action, code, consent decree, constitution, decree, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof; (c) the Code of Ethics adopted by a Borrower pursuant to the 1940 Act; or (d) any arbitrator’s, mediator’s or referee’s decision, finding, award or recommendation, or, in any case, any particular section, part or provision thereof.

“Applicable Margin” means (a) with respect to LIBOR Rate a rate equal to plus 200 basis points per annum and (b) with respect to ABR a rate equal to -0- basis points per annum.

“Applicable Rate” means the ABR or the LIBOR Rate, as determined by the Lender for the Interest Period plus the Applicable Margin.

“Arrangement Fee” means the fee described in the Term Sheet which shall be non-refundable.

“Borrowing Restriction” means the fundamental investment restriction contained in each Borrower’s Formation Documents which limit the amount of borrowings each Borrower can make from Lender.

“Collateral” shall have the meaning given such term in Section 8 hereof.

“Collateral Coverage” means at the date of computation the aggregate market value of the Collateral with respect to each Borrower.

“Collateral Coverage Ratio” means as of the date of computation, after giving effect to any Loan Request, as to each Borrower, a ratio of Collateral Coverage to Debt of not less than 10:1.

“Collateral Shortfall” shall have the meaning given such term in Section 9(d) hereof.

“Country Event” shall have the meaning given such term in the Term Sheet.

“Credit Period” means that period commencing on the Effective Date and ending on the Maturity Date.

“Current Market Value” means the value of the Collateral in each Custody Account, on the date of computation determined by Lender in accordance with its standard banking practices.

“Custodian” means Brown Brothers Harriman & Co. acting in such capacity and any subs-custodian acceptable to Lender.

“Custody Accounts” means the custody accounts set forth in Schedule 2 annexed hereto maintained by each Borrower with the Custodian together with any replacement account.

“Debt” means as of the date of computation all of the then outstanding Advances (after giving effect to any Loan Request) of each Borrower.

“Default” means any event which with the giving of notice or the lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning given such term in Section 4(b) hereof.

“Effective Date” means the date on which all of the conditions set forth in Section 7 of this Loan Agreement have been complied with to the satisfaction of Lender.

“Event of Default” shall have the meaning given such term in Section 10 hereof.

“Facility Fee” shall have the meaning given such term in the Term Sheet.

“Fees” shall mean the Arrangement Fee, the Facility Fee and any other fee, from time to time, payable to the Custodian or the Lender in connection with this Loan Agreement.

“Force Majure Event” shall have the meaning given such term in the Term Sheet.

“Formation Documents” means each Borrower’s charter, by-laws and prospectus, as each has been or may hereafter be modified, amended or restated.

“Fundamental Policy” means the investment policy and objective of each Borrower as described in such Borrower’s Formation Documents.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Guaranty” of a Person means any agreement by which such Person assumes, guarantees, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation or Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, indemnity agreement, or take-or-pay contract between the Borrower and such creditor and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit except such shall not include an endorsement of a check or other negotiable instrument for collection or deposit in the ordinary course of business.

“Governmental Authority” shall mean, whether domestic or foreign, without limitation, any governmental or quasi-governmental authority, whether executive, legislative, judicial, administrative or other, or any combination thereof, including, without limitation, any federal, state or local government or governmental or quasi-governmental agency, board, body, branch, bureau, commission, corporation, court, department, attorney general’s office, instrumentality or other political unit or subdivision or other entity of any of the foregoing, including, without limitation, the Financial Services Authority, the Securities and Exchange Commission, the NYSE, or any other self-regulatory organization.

“Governmental Authorizations” shall mean all franchises, permits, registrations licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” shall mean all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations which are evidenced by notes, acceptances, or other instruments, (iii) obligations for which such Person is obligated pursuant to a Guaranty, and (iv) reimbursement obligations with respect to letters of credit.

“Insolvency Event” means any of the following occurrences with respect to a Person:

(i)                                     it shall generally not pay its obligations as such obligations become due or shall admit in writing its inability to pay its obligations generally or shall make a general assignment for the benefit of creditors;

(ii)                                  any proceeding shall be instituted by or against it seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its obligations or proposal to its creditors under any laws relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against it (but not instituted by it), such proceedings shall remain undismissed or unstayed for a period of 30 days;

(iii)                               a court or other Governmental Authority or agency having jurisdiction shall enter a decree or order (i) for the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any material part of its property or for the winding up or liquidation of its affairs and such decree shall remain in force undischarged and unstayed for a period of 30 days; or (ii) for the sequestration or attachment of any material part of its property without its unconditional return to the possession of any person or its unconditional release from such sequestration or attachment within 30 days thereafter; or

(iv)                              it shall take any action to authorize any of the actions set forth above.

“Interest Period” shall have the meaning given such term in Section 4(d) hereof.

“Investment Manager” means Aberdeen Asset Management Investment Services Limited for CH, ETF, ISL and LAQ and Aberdeen Asset Management Asia Limited for IF, or any successor to either of them acceptable to Lender.

“Irrevocable Limited Power of Attorney” means an instrument in the form of Exhibit D annexed hereto.

“LIBOR Rate” shall have the meaning given such term in Section 4(d) hereof.

“Lien” means any security interest, charge or other encumbrance granted by any or all of the Borrowers to secure their respective and separate Obligations to the Lender under this Loan Agreement.

“Loan Documents” means this Loan Agreement, the Note, each Pledge Agreement, each Irrevocable Limited Power of Attorney, and each UCC Filing, as each may be amended or restated from time to time.

“Loan Request” means a request signed by a Responsible Officer of a Borrower in the applicable form annexed hereto as Exhibit C which is actually received by the Lender not later than two (2) Business Days prior to the date of a requested Advance with respect to a specific Borrower.

“Material Adverse Change” means any change or effect that is likely to be materially adverse to the business, financial condition, investments or results of operations of a Borrower, a Borrower’s Investment Manager, or Parent as the case may be.

“Maturity Date” means that date which is 364 days from the Effective Date.

“Maximum Facility” means the aggregate principal amount of Advances to be made available by Lender to the Borrowers pursuant to the terms of this Loan Agreement but in no event more than $10,000,000.

“NAV” means the net asset value, as of the date of computation, of each Borrower as determined in accordance with each Borrower’s applicable Formation Document.

“Note” means the promissory note in the form of Exhibit B annexed hereto, executed by each Borrower to the order of the Lender in the amount of the Facility provided by Lender to such Borrower.

“NYSE” means the New York Stock Exchange unit of the NYSE Euronext.

“Obligations” means as to each Borrower, all existing and future debts, liabilities and obligations of every kind or nature at any time owing by such Borrower to the Lender, under this Loan Agreement or its Note, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees (including, the applicable Facility Fee), indemnification obligations hereunder or expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to each Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Advances and/or the Note with respect to such Borrower, and any extensions, modifications, substitutions, increases and renewals thereof; the payment of all amounts advanced by the

Lender to preserve, protect and enforce rights hereunder and in the Collateral of each Borrower. A Borrower shall not be jointly liable for the Obligations of any other Borrower.

“Parent” means Aberdeen Asset Management PLC.

“Patriot Act” means the USA PATRIOT ACT, 31 U.S.C. §5318 et seq as amended from time to time and the regulations promulgated thereunder.

“Permitted Liens” mean any security interest or other Adverse Claim in favor of any Person (other than the Lender) which arises in the ordinary course of a Borrower’s business relating to (i) securities lending, margin accounts, reverse repos and similar investment activities or (ii) reverse repurchase transactions, dollar rolls or (iii) any other transaction entered into for a bona fide investment purpose and not for speculation, each of which have the effect of borrowing by such Borrower provided that, any such transaction is not prohibited by Applicable Law, is permitted by such Borrower’s Formation Documents and after giving effect thereto such Borrower is in compliance with its Collateral Coverage Ratio.

“Person” means an individual or a corporation (including a business trust), limited liability company, partnership, trust, incorporated or unincorporated association, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Pledge Agreement” means each Borrower’s pledge agreement, in a form acceptable to Lender, granting Lender a Lien on each Borrower’s Custody Account, together with the Collateral, including, all investment property, securities and other property from time to time held therein, and the cash and non-cash proceeds thereof.

“Portfolio Fund” shall mean any hedge fund, private equity fund or other investment fund, whether domiciled in the United States or elsewhere, in which a Borrower has an ownership interest and which ownership interest is included in the Collateral.

“Responsible Officers” means those individuals designated by each Borrower authorized to execute and deliver each Loan Document to which each Borrower is a party and each Borrower’s Loan Requests.

“Regulations” means Regulations U, T, and X of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks or broker-dealers for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Securities Act” means the Securities Act of 1933, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“Sovereign Event” shall have the meaning given such term in the Term Sheet.

“Taxes” means any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Sheet” means that term sheet or proposed loan structure annexed hereto as Exhibit A and which is incorporated in and made a part of this Loan Agreement.

“UCC” means the New York State Uniform Commercial Code, as such may be amended or modified from time to time.

“UCC Filing” means a UCC-1 Financing Statement or an amendment or a continuation thereof, naming each Borrower, as debtor and Lender as secured party, covering the Collateral owned by such Borrower, and filed in the appropriate jurisdiction to perfect Lender’s Lien in the Collateral.

(b)                                 All terms not defined in this Loan Agreement or in another Loan Document shall have the meaning given to each such term in the UCC.

2.                                       Facility. The Lender, subject to the terms hereof, shall make loans (each an “Advance”, collectively, the “Advances”) to each Borrower during the Credit Period, but in no event shall any Advance have a stated maturity date later than 30 days from the date thereof and the Maturity Date. The Lender shall not make any Advance, if after giving effect thereto, the aggregate outstanding Advances (after giving effect to any Loan Request) made to a Borrower exceeds the Borrowing Restriction for such Borrower or the Maximum Facility or there is a Default or Event of Default.

3.                                         Advances. All Advances shall be evidenced by each Borrower’s Note and during the Credit Period (subject to the terms hereof) each Borrower shall be permitted to borrow, repay and reborrow. All Advances together with all other Obligations outstanding shall be repaid in full on the Maturity Date or upon such earlier date as provided in this Loan Agreement. The proceeds of the Advances shall only be used for the purpose described in the Term Sheet.

4.                                         Interest and Fees. The Lender shall charge and shall be entitled to receive the following from each Borrower (which amounts, together with any other amount owing by such Borrower to the Lender, may be charged when due to any demand deposit account maintained by such Borrower with the Lender):

(a)                                  Interest on each Advance at the Libor Rate plus the Applicable Margin, as in effect from time to time;

(b)                                 From the date of occurrence of any Event of Default until the earlier of the date upon which (i) all Obligations owing to the Lender shall have been paid and satisfied in full and (ii) such Event of Default shall have been cured or waived in writing by the Lender, interest on the past due portion of each Advance at the rate in effect prior to the occurrence of such Event of Default plus an additional two percent (2%) (the “Default Rate”);

(c)                                  Interest on all unpaid fees and other amounts (other than Advances and interest) due under this Loan Agreement from and after the due date for such fees and other amounts at the Default Rate; and

(d)                                 As used in this Section 4 the following terms shall have the meanings herein specified:

“Interest Period” means the period commencing on the date of an Advance that bears interest by reference to the LIBOR Rate and ending one month thereafter and each one month period, as the case may be, thereafter (or portion thereof).

“LIBOR Rate” means, for each Interest Period, the reserve adjusted rate per annum equal to the daily London Interbank Offered Rate, as selected by the Borrower, that appears in the Reuters Screen LIBOR 01 Page (formerly Telerate) page 3750 for such London Interbank Offered Rate or such other service as reasonably selected by the Lender.

(e)                                  If on any date the LIBOR Rate would otherwise be set the Lender shall have determined in good faith (which determination shall be final and conclusive) that adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or at any time the Lender shall have determined in good faith (which determination shall be final and conclusive) that:

(i)                                     the making or continuation of any Advance accruing interest at the LIBOR Rate has been made impracticable or unlawful by any change enacted after the date of this Loan Agreement in any applicable law, regulation, guideline, order, interpretation or change thereof by any Governmental Authority charged with interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law), or

(ii)                                  the LIBOR Rate will not adequately and fairly reflect the cost to the Lender of making or continuing such Advance,

then, and in any such event, the Lender shall forthwith so notify each Borrower thereof. Until the Lender so notifies each Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lender to grant Advances which will accrue interest at the LIBOR Rate plus the Applicable Margin per annum shall each be suspended. If at the time the Lender so notifies each Borrower and any Borrower has previously given the Lender a Loan Request which has not yet been advanced by the Lender, such notification shall be deemed void and the Borrower may borrow such Advance at the ABR per annum, as adjusted daily, plus any Applicable Margin.

If (e)(i) or (e)(ii) above occurs with respect to an outstanding Advance, such Advance shall, without penalty, at the Borrower’s option be prepaid or converted into an Advance which shall accrue interest at the ABR per annum, as adjusted daily, plus the Applicable Margin.

5.                                       Interest Payments.

(a)                                  Interest on each Advance shall be payable monthly in arrears on the first Business Day of each month. In the event of any prepayment of an Advance, accrued interest in respect to such Advance shall also be payable on the date of such prepayment, together with any amount payable under clause (b) hereof. Interest calculations shall be made on the basis of the actual number of days elapsed (i) in a 360-day year, in the case of Advances that bear interest by reference to the LIBOR Rate or (ii) in a 365/366-day year, in the case of Advances that bear interest by reference to the ABR.

6.                                       Security for Obligations of a Borrower. All Obligations of each Borrower to the Lender shall be secured by a first-priority perfected security interest in the Collateral applicable to such Borrower.

Lender agrees that the Collateral applicable to any one Borrower shall not secure the Obligations of any other Borrower.

7.                                       Conditions Precedent. The availability of the Facility shall be conditioned upon there being no Default or Event of Default in existence at the time of, or after giving effect to the making of, a requested Advance. In addition, the Lender requires, that it will receive the following on the Effective Date:

(a)                                  the following documents in form and substance reasonably satisfactory to the Lender:

(i)                                     this Loan Agreement, duly executed on by a Responsible Officer of each Borrower;

(ii)                                  the Note, duly executed by a Responsible Officer of each Borrower;

(iii)                               a certificate executed by a Responsible Officer of each Borrower certifying (i) the incumbency and specimen signatures of the Persons executing this Loan Agreement and each of the other Closing Documents (as hereafter defined) to which it is a party and other related documents to which it is a party and (ii) that attached thereto are (A) a true and complete copy of the resolutions of such Borrower’s Board of Directors which authorize the acceptance of the Facility and the related Obligations contemplated by this Loan Agreement and the execution of the Closing Documents to which it is a party (which resolutions shall not have been rescinded or amended as of the date of such certification) and (B) a true and complete copy of such Borrower’s Formation Documents as in effect as of the date of such certification;

(iv)                              an acknowledgment copy of the UCC Filing(s), covering each Borrower’s Collateral, duly filed with the Department of Assessments and Taxation of Maryland;

(v)                                 a lien search and a good standing certificate relating to each Borrower in such jurisdictions requested by the Lender, and the results of such search shall be in form and substance acceptable to the Lender;

(vi)                              a Pledge Agreement, duly executed by a Responsible Officer of each Borrower;

(vii)                           an Irrevocable Limited Power of Attorney duly executed by a Responsible Officer of each Borrower;

(viii)                        legal opinions of counsel to each Borrower covering such matters as shall be, and in form and substance, reasonably satisfactory to the Lender;

(ix)                                a Loan Request, if applicable, duly executed by a Responsible Officer of each Borrower; and

(x)                                   any and all other documents that the Lender may reasonably request.

(each of the foregoing items being collectively referred to as the “Closing Documents”).

(b)                                 each Borrower’s payment to the Lender of the Arrangement Fee, and the reasonable expenses of the Lender incurred in connection with the preparation, negotiation, execution and delivery of this Loan Agreement and the other documents executed and delivered in connection herewith, including, without limitation, the reasonable fees and expenses of counsel to the Lender, all in immediately available funds.

(c)                                  Lender shall not be required to make any Advance to any Borrower, unless on the applicable borrowing date:

(i)                                     there exists no Default or Event of Default;

(ii)                                  the Borrower is in compliance with the applicable Collateral Coverage Ratio for such Borrower;

(iii)                               the representations and warranties contained in Section 9(a) are true and correct in all material respects as of such borrowing date except for changes in the Schedules hereto reflecting transactions permitted by this Loan Agreement; and

(iv)                              the Borrower has delivered to Lender a Loan Request, executed by a Responsible Officer, which confirms the use of the proceeds of such Advance (which shall comply with Section 9(a)(xix) hereof). Each Loan Request by Borrower for an Advance hereunder shall constitute a representation and warranty by such Borrower that the conditions contained in this Section 7(c) have been satisfied.

8.                                   Collateral. To secure the prompt and complete payment and performance to Lender and its successors and assigns of all of the Obligations, each Borrower hereby unconditionally and irrevocably pledges, hypothecates, assigns, transfers, sets over and delivers unto Lender and hereby grants to Lender a continuing first priority Lien in all of the following (herein collectively called the “Collateral”):

(a)                            all cash, Investment Property, Instruments, Payment Intangibles, Financial Assets, Securities and all other property of each Borrower at any time or from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, and which from time to time are held in each Borrower’s Custody Account;

(b)                           each Borrower’s rights to enforce the Collateral and receive any monies or other property due or to become due thereunder; and

(c)                            all cash and non-cash Proceeds of all of the foregoing.

All capitalized terms used in this Section 8 not elsewhere defined shall have the meaning given to such term in the UCC and each Pledge Agreement.

9.                                       Representations, Warranties and Covenants.

(a)                                  each Borrower, as to itself and not as to any other Borrower, hereby represents and warrants as of the date of this Loan Agreement and each Advance and covenants to Lender that:

(i)                                     Borrower is the record and beneficial owner of the Collateral applicable to such Borrower. The Collateral is owned by Borrower free and clear of any Adverse Claim other than the Lien granted to Lender hereunder and Permitted Liens;

(ii)                                  Borrower is duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such authority would result in a Material Adverse Change;

(iii)                               Borrower has full power and legal capacity under Applicable Law to grant a Lien in the Collateral to Lender as provided herein;

(iv)                              This Loan Agreement and each Closing Document to which it is a party has been duly authorized, executed and delivered by Borrower and constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, or other similar laws affecting creditors’ rights and remedies generally or by the application of general principles of equity;

(v)                                 Borrower is duly registered under the 1940 Act, and Borrower has no knowledge of any pending or threatened formal administrative action or civil investigation or litigation by any Governmental Authority that it is violation of any provision thereof;

(vi)                              Borrower is not registered under the Advisers Act and the provisions thereof are not applicable to the Borrower;

(vii)                           Nothing contained in any of its Formation Documents or Applicable Law prohibits the Borrower from entering into this Loan Agreement and the other Loan Documents and Borrower has taken all actions necessary, obtained all Government Authorization and made all Government Filings necessary in connection herewith;

(viii)                        The Investment Manager of each Borrower is registered under the Advisers Act and Borrower has no knowledge of any pending or threatened formal administrative action or civil investigation or litigation by any Governmental Authority that such Investment Manager is in violation of any provision thereof;

(ix)                                The Parent is duly organized under its state of formation and Borrower has no knowledge of any pending or anticipated formal administrative action or civil investigation or litigation by any Governmental Authority that the Parent is in violation of any provision thereof;

(x)                                   Borrower has not received nor given any notice of termination or default under any agreement between it and its Investment Manager, the Administrator, or any other Person which would result in a Material Adverse Change;

(xi)                                Borrower has no knowledge of any notice of termination or default under any agreement which has or is likely to result in a Material Adverse Change effecting its Investment Manager or Parent;

(xii)                             Borrower is and shall remain in compliance with all Anti-Terrorism Laws applicable to it and Borrower has no knowledge of any threatened action by any Governmental Authority that it is in violation of any provisions thereof;

(xiii)                          This Loan Agreement, together with filing of the applicable UCC Filing in the State of Maryland, covering the Collateral, creates a valid and perfected first priority security interest in the Collateral securing the payment of the Obligations, subject to no prior Adverse Claim or to any agreement purporting to grant to any Person (other than Lender) an Adverse Claim on the property or assets of Borrower which includes the Collateral;

(xiv)                         No consent, authorization, approval, or other action by, and no notice to or filing (except as referred to in clause (xi) above) with, any Governmental Authority is required either (A) for the Lien granted by Borrower in the Collateral pursuant to this Loan Agreement or for the execution, delivery or performance of this Loan Agreement and the other Loan Documents by Borrower or (B) for the exercise by Lender of the remedies in respect of the Collateral pursuant to this Loan Agreement and/or the other Loan Documents, except for the consent as may be required in connection with the disposition of the Collateral by laws affecting the offering and sale of securities generally;

(xv)                            The execution, delivery and performance by Borrower of this Loan Agreement and the Lien granted by Borrower in the Collateral will not, with or without the giving of notice or the lapse of time, or both, conflict with or violate (A) in any material respect, any provision of law, rule or regulation to which the Borrower is subject, (B) in any material respect, any order, judgment, injunction or decree binding upon or applicable to Borrower binding upon the assets or properties of Borrower, or (C) any provision of Borrower’s Formation Documents;

(xvi)                         Borrower’s principal place of business and executive offices are located at the address listed in Schedule 3 annexed hereto, and its books and records are presently kept at said address. Borrower covenants and agrees that it shall not change its state of organization, principal place of business or executive offices, except upon 30 days prior written notice to Lender, which notice shall set forth Borrower’s new state of organization, principal place of business and executive offices, as the case may be;

(xvii)                      None of the Collateral is represented or evidenced by a certificate that has not been delivered to and held by the Custodian;

(xviii)                   Borrower is in compliance with the applicable Borrowing Restriction after giving effect to this Loan Agreement and shall remain in compliance after giving effect to each Advance made hereunder;

(xix)                           The annual, audited financial statements as of and for the most recent fiscal year ended of each Borrower heretofore delivered to the Lender by each Borrower, each were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the financial condition and operations of such Borrower at such date and the results of its operations for the period then ended. No event has occurred since the date of such financial statements that has resulted in a Material Adverse Change;

(xx)                              No written information, exhibit, schedule or report furnished by any Borrower to Lender in connection with the negotiation of the Loan Documents (as modified or supplemented by other information so furnished) contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances existing at the time furnished;

(xxi)                           No proceeds of any Advance will be used by a Borrower to “purchase” or “carry” any “margin stock” (each as defined in any of the Regulations), or for any purpose that violates the provisions of any of the Regulations, as now and from time to time hereafter in effect;

(xxii)                        Except as may be required by law, no amendment of a fundamental investment policy or fundamental investment objective in a Borrower’s Prospectus shall be made by such Borrower without the consent of the Lender;

(xxiii)                     There is not pending, or to the best of the knowledge of each Borrower, threatened, any action, suit or proceeding before or by any court or by any Governmental Agency, board, bureau, commission, department, instrumentality, subdivision or similar entity to which it is a party, or to which any of its assets is subject, which could be reasonably expected to give rise to a Material Adverse Change; and

(xxiv)                    Both immediately prior to and after giving effect to each Advance no Default or Event of Default has occurred or is continuing.

(b)                                 The representations and warranties set forth in Section 9(a) shall survive the execution and delivery of this Loan Agreement and the Notes.

(c)                                  So long as the Facility shall remain available to any Borrower or any of the Obligations remain outstanding, each Borrower will, unless Lender shall otherwise consent in writing:

(i)                                     at its sole expense, promptly deliver to Lender from time to time upon the request of Lender such documents, satisfactory in form, scope and substance to Lender, with respect to the Collateral as Lender may reasonably request to preserve and protect Lender’s Lien, and to enable Lender to enforce, its rights and remedies hereunder;

(ii)                                  not sell, assign, exchange or otherwise transfer any of its rights to any of the Collateral, unless after giving effect thereto Borrower is in compliance with Section 9(d) hereof;

(iii)                               not enter into any agreement or permit to exist any restriction with respect to any of Borrower’s right, title or interest in and to the Collateral other than pursuant hereto or pursuant to the terms of the investment property included in Collateral or entered into in connection with the acquisition thereof;

(iv)                              not take or, after request of the Lender, fail to take any action which would in any manner impair the enforceability of Lender’s Lien in any of the Collateral;

(v)                                 not agree to any modification, amendment or alteration in any of the terms, covenants or provisions of any of its Formation Documents which results in a change in its Fundamental Policy (unless required by Applicable Law) or a Material Adverse Change;

(vi)                              not change its Investment Manager, Administrator or Custodian;

(vii)                           promptly advise the Lender in writing upon the occurrence of any Force Majeure Event, Country Event, Sovereign Event or a Material Adverse Change, and what action Borrower intends to take with respect thereto;

(viii)                        deliver to the Lender or cause to be delivered by Parent, each of the financial statements, prepared in accordance with GAAP, and the other reports, as and when required and provided for in the Term Sheet, each of which shall be in form and scope acceptable to Lender;

(ix)                                timely and fully observe and perform all of its obligations provided for in the Term Sheet;

(x)                                   deliver to Lender a copy of each financial statement or other report, from time to time, sent by Borrower to its investors, as and when such are sent;

(xi)                                at the request of Lender execute and deliver to Lender a confirmation of its Irrevocable Limited Power of Attorney;

(xii)                             not take any action to revoke or terminate or permit the revocation or termination of any of its Formation Documents;

(xiii)                          promptly notify Lender in writing in the event of any (A) threatened or actual proceeding instituted against the Borrower, its Parent or its Investment Manager or by any Government Authority that could result in a Material Adverse Change, (B) notice that Borrower or its Advisor or its Investment Manager has not observed any Anti-Terrorism Law, the 1940 Act and the Advisers Act, as shall be applicable, (c) notice requiring the Borrower to register under the Advisers Act, (d) tender which if effected is greater than 20% of any Borrower’s NAV (other than a potential 25% tender with respect to CH, substantially in accordance with the terms previously approved by Lender) and (e) event under Applicable Law that could disqualify the applicable Investment Manager for acting in such capacity for a Borrower;

(xiv)                         promptly make payment of the Fees, when due;

(xv)                            not create or permit to exist any Indebtedness other to Lender under the Facility;

(xvi)                         not make any loan, advance, capital contribution or any other extension of credit to any Person which is inconsistent with any Formation Document of such Borrower;

(xvii)                      not permit any change in ownership of its Investment Manager that results in such Investment Manager to no longer be owned directly or indirectly by the Parent;

(xviii)                   not make any distribution to the holders of ownership interests in such Borrower (other than a distribution to comply with Subchapter M of the Internal Revenue Code (“IRC”) or to avoid the imposition of an excise tax under the IRC) which after giving effect to any such distribution results in a Default or an Event of Default;

(xix)                           not execute and deliver a Guaranty except in favor of the Lender;

(xx)                              permit the Lender or any of its representatives to inspect and make copies of each Borrower’s books and records relating to such Borrower’s compliance with this Loan Agreement, which inspection prior to a Default, and at any time and from time to time thereafter, shall be made on not less than 5 days written notice during normal business hours and not more than once in each calendar year;

(xxi)                           not terminate its Custodian as the custodian for each Borrower; and

(xxii)                        will not permit any Adverse Claim on any of its assets or Collateral except the Lien in favor of the Lender and any Permitted Liens.

(d)                                 So long as the Facility shall remain available to any Borrower or any Obligations are outstanding each Borrower shall at all times maintain the Collateral Coverage Ratio. In the event that the Collateral Coverage Ratio is less than 10:1 (a “Collateral Short Fall”), such Borrower shall (A) within 10 Business Days after such Collateral Short Fall advise the Lender in writing as to what action it intends to take to restore the Collateral Coverage Ratio, in detail acceptable to Lender and (B) within 30 Business Days after the Collateral Short Fall (i) assign to Lender additional Collateral, acceptable to Lender (on the same terms and conditions as provided in this Loan Agreement) in an amount to restore the Collateral Coverage Ratio (“Additional Collateral”), which shall be included in the Collateral or (ii) make repayment of the then outstanding Advances, in an amount sufficient to restore the Collateral Coverage Ratio. All representations and warranties set forth in this Loan Agreement shall apply to the Additional Collateral and Lender shall be authorized to make a UCC Filing covering the Additional Collateral. During the 30 Business Day period after a Collateral Short Fall the Lender shall not be required to make any Advances to the applicable Borrower. The failure of any Borrower to timely and completely comply with this Section 9(d) shall constitute an immediate Event of Default with respect to such Borrower.

(e)                                  So long as the Facility shall remain available to each Borrower or any Obligations are outstanding each Borrower will deliver to the Lender not later than 10 days after each month a written report as to the NAV of such Borrower, in such form and detail as satisfactory to Lender.

(f)                                    Upon the occurrence and during the continuation of an Event of Default as to a Borrower, such Borrower will, to the extent reasonably requested by Lender, complete any documents or undertake any requirements to dispose of the Collateral and shall fully cooperate to the extent requested by the Lender in the completion of any notice, form, schedule or other document filed by the Lender on its own behalf, including, without limitation, any required notice or statement of beneficial ownership or of the acquisition of beneficial ownership of securities constituting part of the Collateral.

(g)                                 In addition to the rights granted to the Lender, in the Irrevocable Limited Power of Attorney, each Borrower hereby authorizes and empowers Lender as its attorney-in-fact, at any time and from time to time after an Event of Default as to a Borrower, with or without notice to it, for the use and/or benefit of Lender (i) to take all steps which Lender shall in its sole discretion deem necessary to enforce the rights of such Borrower to receive the proceeds of the Collateral, (ii) to endorse in the name of such Borrower on any checks, drafts, or other orders payable to its with respect to the Collateral which checks, drafts, or other orders shall, subject to collection, be applied against the Obligations, (iii) to deliver one or more requests for redemption to any Portfolio Fund, and (iv) to take any and all action and to execute all documents (including, one or more requests for redemption) in the name of such Borrower or otherwise to effectuate the provisions of this Loan Agreement. The power-of-attomey granted to Lender in this Section 9(g) shall be incorporated by reference in the Irrevocable Limited Power of Attorney and shall be deemed to be coupled with an interest and shall be irrevocable until the Obligations shall have been fully paid and discharged.

(h)                                 Each Borrower will upon demand pay to Lender the amount of any and all expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which Lender may incur in connection with, but solely to the extent they relate to such Borrower, (i) the administration of this Loan Agreement, (ii) the custody after Default or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral and/or the Obligations, (iii) the exercise or enforcement of any of the rights of Lender hereunder with respect to the Collateral or (iv) the failure by such Borrower to perform or observe any of the provisions hereof.

10.                                 Events of Default and Remedies.

(a)                                  Each of the following events shall constitute an event of default (“Event of Default”):

(i)                                     a Borrower shall fail to pay or cause to be paid in the manner and when due any Obligation, including, without limitation, any Advance, the Facility Fee or interest, and such failure shall continue uncured for three (3) days;

(ii)                                  a Borrower shall fail to deliver any report or financial statement when due pursuant to Section 9 and, such failure shall continue unremedied for 15 days except such cure period shall be 5 days with respect to the report required by Section 9(e) hereof;

(iii)                               a Borrower shall fail to timely perform or observe any other covenant on its part required to be performed or observed under this Loan Agreement or any other Loan Document, including those provided in Section 9(d) hereof;

(iv)                              any representation or warranty made by a Borrower under or in connection with any Loan Document shall have been false, incorrect or misleading in any material respect when made;

(v)                                 a Borrower’s noncompliance with fundamental investment policies and restrictions as stipulated in the Borrower’s prospectus that are not cured within 30 days.

(vi)                              any material provision of any Closing Document applicable to a Borrower ceases to be a legal, valid and binding obligation of such Borrower enforceable in accordance with its terms;

(vii)                           a Borrower shall repudiate its obligations under any Loan Document to which it is party;

(viii)                        the Lender shall deem itself insecure as to the Collateral of a Borrower as the result of a circumstance resulting in a Force Majuere Event, Material Adverse Change, a Country Event or a Sovereign Event relating to such Borrower;

(ix)                                there shall have occurred an Insolvency Event as to a Borrower or the Parent or its Investment Manager;

(x)                                   the Lender shall cease to have a valid, perfected, first-priority Lien in a Borrower’s Collateral, free and clear of all Adverse Claims or Permitted Liens;

(xi)                                a Borrower defaults under the terms of any Indebtedness in an aggregate amount in excess of $1,000,000 if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of such Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment;

(xii)                             if any final judgment for the payment of money by a Borrower in an aggregate amount in excess of $1,000,000 which is not fully and unconditionally covered by insurance or for which such Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against a Borrower and such judgment shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or bonded pending appeal;

(xiii)                          if a Borrower ceases any material portion of its business operations as presently conducted;

(xiv)                         a Borrower shall terminate its operations or cease to exist;

(xv)                            the commencement of any material legal proceedings against a Borrower which is not dismissed within forty-five (45) days of its commencement; or

(xvi)                         the attachment or distraint of any of a Borrower’s Collateral, such Collateral becoming subject at any time to any mandatory court order or other legal process, or the failure to pay when due any material tax on such Collateral; or any seizure, vesting or intervention by or under authority of a government, by which the management of a Borrower is displaced or its authority in the conduct of its business is curtailed or a Borrower’s registration under the 1940 Act is revoked or suspended,

(b)                                 Upon the occurrence and continuation of an Event of Default, other than an Insolvency Event, the Lender may terminate this Loan Agreement as to the applicable Borrower but not as to any other Borrower. Any such termination shall be effective upon written notice from the Lender to such Borrower declaring that a Event of Default has occurred and which sets forth a termination date, as may be determined by the Lender in its sole and absolute discretion.

(c)                                  Upon the occurrence of a Default or an Insolvency Event as to a Borrower or its Parent or Investment Manager, the Lender shall not be required to make any further Advances to such Borrower.

(d)                                 This Loan Agreement shall automatically terminate as to a Borrower, but not any other Borrower, upon an Insolvency Event as to such Borrower or its Parent or Investment Manager, without the need for further action by any Person.

(e)                                  Upon a termination of this Loan Agreement pursuant to this Section 10, all Obligations of the applicable Borrower, but not any other Borrower, shall automatically become immediately due and payable, all without demand, notice, presentment or protest or further action of any kind.

11.                                 Rights Regarding Collateral and Obligations.

(a)                                  Lender may from time to time after the occurrence and during the continuance of any Event of Default (i) transfer all or any part of the Collateral of the applicable Borrower into the name of Lender or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder, (ii) notify the parties obligated on any of the Collateral to make payment to Lender of any amounts due or to become due thereunder, (iii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, (iv) execute and deliver to each Portfolio Fund a request for redemption, or any other written notice of withdrawal or redemption of all or part of a Borrower’s interest in with such Portfolio Fund, to the extent permitted by such Portfolio Fund’s organizational documents, (iv) take control of any proceeds of the Collateral, (v) exercise all of its rights and remedies as a secured party after default under the UCC and (vi) exercise all of its rights under the applicable Irrevocable Limited Power of Attorney.

(b)                                 All rights and remedies granted the Lender hereunder and under the other Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and the Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Lender, upon or at any time after the occurrence of an Event of Default, may proceed against a Borrower, at any time, under any agreement, with any available remedy and in any order.

(c)                                  Unless and until an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to Collateral and to give consents, waivers or ratifications in respect thereto. After the occurrence and during the continuation of an Event of Default, Lender shall have the right to vote any and all of the Collateral and give consents, waivers and ratifications in respect thereof unless it notifies such Borrower in writing that such right has been terminated.

(d)                                 If any notification of intended disposition of any of the Collateral is required by law, such notification shall be delivered in accordance with this Loan Agreement and each Borrower acknowledges that ten (10) days prior notice of the public or private sale or other disposition of any Collateral is reasonable notice under the UCC. Any Proceeds of any disposition of Collateral shall be applied as provided in Section 13 hereof.

12.                                 Distributions, etc.

(a)                                  Prior to an Event of Default and subject to subsection (b) below, each Borrower shall be entitled to receive any and all cash distributions on the Collateral applicable to such Borrower which it is otherwise entitled to receive, together with any and all distributions in property, returns of capital or other distributions made on or in respect of such Collateral, but without limiting the foregoing, any and all returns of capital or other similar distributions made on or in respect of such Collateral, whether received in exchange for such Collateral or any part thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which any Borrower may be a party or otherwise, and any and all cash and other property received in exchange for any Collateral shall be deemed Proceeds and become part of the Collateral and, if received by such Borrower, shall forthwith be delivered to the Custodian or its designated nominee (accompanied, if appropriate, by proper instruments of assignment executed by each Borrower in accordance with Lender’s instructions) to be held subject to the terms of this Loan Agreement.

(b)                                 Each Borrower agrees to deliver (properly endorsed when required) to Lender, after an Event of Default shall have occurred and so long as the same shall continue, promptly upon request of Lender, such proxies and other documents as may be necessary to enable Lender to exercise the voting power with respect to the Collateral then or previously owned by such Borrower. All distributions and payments made on or in respect of the Collateral which may at any time and from time to time be received by a Borrower after the occurrence and during the continuation of an Event of Default shall promptly be delivered by such Borrower to Lender, and until delivery to Lender such distributions and payments shall be held by such Borrower separate and apart from other property of such Borrower in trust for Lender. Any and all money and other property paid over to or received by Lender pursuant to the provisions of this subsection (b) shall be retained by Lender as Additional Collateral hereunder and be applied in accordance with the provisions hereof.

13.                                 Application of Proceeds of Collateral. The Proceeds of sale or other disposition of Collateral made pursuant to the terms of this Loan Agreement and, after and during the continuation of an Event of Default and any cash held as Collateral hereunder, shall be applied by Lender:

(i)                                     First: to the payment of the costs and expenses of such sale or disposition, including reasonable compensation to Lender and its agents and counsel, and all expenses, liabilities and advances made or incurred by Lender in connection therewith;

(ii)                                  Second: to the indefeasible payment in full of the Obligations of the applicable Borrower in such order as Lender may elect; and

(iii)                               Third: the balance, if any, of such Proceeds shall be paid to the applicable Borrower or its successors and assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such Proceeds.

14.                                 Authority of Lender. Lender shall have and be entitled to exercise all such powers hereunder as are specifically delegated to Lender by the terms hereof, together with such powers as are reasonably incidental thereto. Lender may execute any of its duties hereunder by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder. Neither Lender, nor any partner, manager, officer, director, employee, agent or representative of Lender, shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

15.                                 Financing Statements; Further Assurances. Each Borrower hereby authorizes the Lender, at any time and from time to time, at such Borrower’s sole cost and expense, to file financing statements, continuation statements, and amendments thereto pursuant to the UCC with respect to the Collateral. Each Borrower shall execute and deliver, and shall authorize Lender to execute and deliver, such other agreements, instruments, certificates and other documents (including, without limitation, any financing statement or similar statement or instrument of registration under the law of any jurisdiction) and take such other actions as may be necessary or desirable, in the opinion of Lender, to further evidence, effect or perfect the Lien granted herein or to otherwise effectuate the purposes of this Loan Agreement.

16.                                 Termination. Lender and each Borrower agree that the Lien granted by Borrowers hereunder shall automatically terminate upon performance and indefeasible payment in full of the Obligations of each Borrower, and the termination of Lender’s commitment hereunder, at which time Lender shall at each Borrower’s cost and expense (a) reassign and redeliver (or cause to be reassigned and redelivered) without recourse or any representation to or by Lender, to such Borrower or to such Person or Persons as such Borrower shall designate in writing, such of the Collateral (if any) as shall not have been sold or otherwise applied by Lender pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release and (b) execute all documents necessary to terminate each UCC Filing filed with respect to the Collateral.

17.                                 No Liability. Nothing herein shall be construed to make Lender liable as a shareholder, partner or member of any Portfolio Fund or any other Collateral by virtue of this Loan Agreement or otherwise and Lender shall not have any of the duties or obligations of a shareholder, partner or member of any Portfolio Fund or any other Collateral. The Lender shall not be obligated to perform or discharge any obligation of a Borrower as a result of the Lien hereby effected. The acceptance by the Lender of this Loan Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Lender to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, except as provided herein or therein, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

18.                                 Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and shall be deemed to have been duly given or made when delivered by hand, or when received after being sent by certified or registered United States mail, postage prepaid, return receipt requested or, in the case of telecopy notice, when sent, or, in the case of a nationally recognized overnight courier service, when received, addressed, in the case of each party hereto, at its address specified below its signature hereto, or to such other address as may be designated by any party in a written notice to the other party hereto.

19.                                 Miscellaneous. If any provision hereof is, for any reason and to any extent, determined by a court of competent jurisdiction to be invalid or unenforceable with respect to any Person, then neither the remainder of this Loan Agreement, nor the application of the provision to other Persons, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

20.                                 Governing Law; Submission to Jurisdiction.

(a)                                  THIS LOAN AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK THE CREATION, ATTACHMENT,

PERFECTION, EFFECT OF PERFECTION OR NON-PERFECTION AND FOR PRIORITY OF THE RIGHTS AND INTERESTS OF THE LENDER IN THE COLLATERAL, AND ALL OTHER RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING THE UCC AND NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT REGARD TO LAWS OF SUCH STATE CONCERNING CONFLICTS OF LAWS OR CHOICE OF FORUM.

(b)          THE PARTIES HEREBY IRREVOCABLY SUBMIT TO PERSONAL JURISDICTION IN THE STATE OF NEW YORK AND TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT. JURISDICTION AND VENUE OF ANY ACTION BROUGHT TO ENFORCE THIS LOAN AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY ACTION RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY (“ACTION”) SHALL, AT THE ELECTION OF LENDER, BE IN (AND IF ANY ACTION IS ORIGINALLY BROUGHT IN ANOTHER VENUE, THE ACTION SHALL AT THE ELECTION OF LENDER BE TRANSFERRED TO) A STATE OR FEDERAL COURT OF APPROPRIATE JURISDICTION LOCATED IN THE STATE OF NEW YORK. THE PARTIES HEREBY CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF FEDERAL COURTS LOCATED IN SUCH STATE IN CONNECTION WITH ANY ACTION AND HEREBY WAIVE ANY AND ALL PERSONAL RIGHTS UNDER THE LAWS OF ANY OTHER STATE OR JURISDICTION TO OBJECT TO JURISDICTION WITHIN SUCH STATE FOR PURPOSES OF ANY ACTION. THE PARTIES HEREBY WAIVE AND AGREE NOT TO ASSERT, AS A DEFENSE TO ANY ACTION OR A MOTION TO TRANSFER VENUE OF ANY ACTION, (I) ANY CLAIM THAT IT IS NOT SUBJECT TO SUCH JURISDICTION; (II) ANY CLAIM THAT ANY ACTION MAY NOT BE BROUGHT AGAINST IT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT THIS LOAN AGREEMENT MAY NOT BE ENFORCED IN OR BY THOSE COURTS, OR THAT IT IS EXEMPT OR IMMUNE FROM EXECUTION; (III) THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM; OR (IV) THAT THE VENUE FOR THE ACTION IS IN ANY WAY IMPROPER.

(c)          EACH OF THE PARTIES HERETO HEREBY WAIVES THE RIGHT TO REQUEST A JURY TRIAL.

(d)          This Loan Agreement may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Lender or a Borrower, but only by an agreement in writing signed by each Borrower and Lender.

(e)          This Loan Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same Loan Agreement.

21.           Indemnity. Each Borrower further agrees to defend, protect, indemnify, and hold harmless the Lender, its affiliates and their respective partners, officers, directors, employees, attorneys and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suites, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of this Loan Agreement or the other Loan Documents or any of the transactions contemplated hereby or thereby, except to the extent arising out of the gross negligence or willful misconduct of the Indemnitees. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any Applicable Law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under Applicable Law, to the payment and satisfaction of all indemnified matters described in the previous sentence incurred by the Indemnitees. The obligations of each Borrower under this Section 21 shall survive the termination of the Facility and the repayment of the Obligations.

22.          Set-Off. The Lender is authorized at any time and from time to time following a Default or an Event of Default of a Borrower, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by the Lender and other indebtedness at any time owing by the Lender to or for the credit or the account of such Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Loan Agreement, irrespective of whether or not the Lender shall have made any demand under this Loan Agreement, or any other Loan Document, or the Note of such Borrower and although such Obligations may be unmatured. The rights of the Lender under this Section 22 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

23.          USA Patriot Act Notice. Each Borrower acknowledges that the Lender has notified Borrowers, that Lender is required, under the Patriot Act, to obtain, verify and record information that identifies each Borrower including, without limitation, the name and address of each Borrower and such other information what will allow Lender to identify each Borrower in accordance with the Patriot Act.

24.          Successors and Assigns. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or otherwise transfer any of its rights under this Loan Agreement without the consent of the Lender. Lender shall not assign or transfer its rights under this Loan Agreement and the Notes to any other Person without the prior written consent of the Borrowers, (which consent shall not be unreasonably withheld, conditioned or delayed), provided that nothing herein shall be deemed to prohibit, or require the consent of any Borrower with respect to (i) an assignment or transfer to any affiliate of Lender, (ii) the granting of participations by Lender in its rights or obligations with respect to any or all of the Obligations or any other interest herein, provided that no such granting shall relive Lender from any of its obligations hereunder or affect the rights or obligations of the Borrowers hereunder, or (iii) any assignment or other transfer during the existence of an Event of Default.

25.          Survival of Representations. All representations and warranties of each Borrower contained in each Closing Document shall survive delivery of each Borrower’s Note and the making of the Advances herein contemplated.

26.          Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, Lender shall not be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any Applicable Law or the Regulations.

27.            Counterparts. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement.

[signatures appear on next page]

IN WITNESS WHEREOF, each Borrower and Lender have each caused this Loan Agreement to be duly executed as of the date first above written.

THE CHILE FUND, INC.

By:	/s/ Megan Kennedy
Name: Megan Kennedy
Title: Treasurer and CFO

Address for Notices:
The Chile Fund, Inc.
c/o Aberdeen Asset Management Inc.
1735 Market Street, 32nd Floor
Philadelphia, PA 19103
Facsimile No.: 1 866-354-4005
Attention: Megan Kennedy

THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.

By:	/s/ Megan Kennedy
Name: Megan Kennedy
Title: Treasurer and CFO

Address for Notices:
The Emerging Markets Telecommunications Fund, Inc.
c/o Aberdeen Asset Management Inc.
1735 Market Street, 32nd Floor
Philadelphia, PA 19103
Facsimile No.: 1 866-354-4005
Attention: Megan Kennedy

THE FIRST ISRAEL FUND, INC.

By:	/s/ Megan Kennedy
Name: Megan Kennedy
Title: Treasurer and CFO

Address for Notices:
The First Israel Fund, Inc.
c/o Aberdeen Asset Management Inc.
1735 Market Street, 32nd Floor
Philadelphia, PA 19103
Facsimile No.: 1 866-354-4005
Attention: Megan Kennedy

THE INDONESIA FUND, INC.

By:	/s/ Megan Kennedy
Name: Megan Kennedy
Title: Treasurer & CFO

Address for Notices:
The Indonesia Fund, Inc.
c/o Aberdeen Asset Management Inc.
1735 Market Street, 32nd Floor
Philadelphia, PA 19103
Facsimile No.: 1 866-354-4005
Attention: Megan Kennedy

THE LATIN AMERICA EQUITY FUND, INC.

By:	/s/ Megan Kennedy
Name: Megan Kennedy
Title: Treasurer & CFO

Address for Notices:
The Latin America Equity Fund, Inc.
c/o Aberdeen Asset Management Inc.
1735 Market Street, 32nd Floor
Philadelphia, PA 19103
Facsimile No.: 1 866-354-4005
Attention: Megan Kennedy

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Ann Hobart
Name: Ann Hobart
Title: SVP

Addresses for Notices:
Brown Brothers Harriman & Co.
140 Broadway
New York, NY 10005
Facsimile No.: (212) 493-8066
Attention: Credit Administration

SCHEDULE 1	-	ADMINISTRATORS

SCHEDULE 2	-	CUSTODY ACCOUNTS

SCHEDULE 3	-	OFFICES OF BORROWERS

EXHIBIT A	-	TERM SHEET

EXHIBIT B	-	NOTE

EXHIBIT C	-	LOAN REQUEST

EXHIBIT D	-	IRREVOCABLE LIMITED POWER OF ATTORNEY

SCHEDULE 1

Brown Brothers Harriman & Co.

40 Water Street

Boston, MA 02109

(for each Borrower)

SCHEDULE 2

The Chile Fund, Inc. (CH)	Account no. _______
The Emerging Markets Telecommunications Fund, Inc. (ETF)	Account no. _______
The First Israel Fund, Inc. (ISL)	Account no. _______
The Indonesia Fund, Inc. (IF)	Account no. _______
The Latin America Equity Fund, Inc. (LAQ)	Account no. _______

SCHEDULE 3

The Chile Fund, Inc.

c/o Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

The Emerging Markets Telecommunications Fund, Inc.

c/o Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

The First Israel Fund, Inc.

c/o Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

The Indonesia Fund, Inc.

c/o Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

The Latin America Equity Fund, Inc.

c/o Aberdeen Asset Management Inc.

1735 Market Street, 32nd Floor

Philadelphia, PA 19103

EXHIBIT A

Outline of Proposed Loan Structure

Committed Revolving Facility

Note: This outline of proposed loan structure does not constitute an offer or a commitment to provide financing and is for discussion purposes only. The terms below are subject to appropriate due diligence and formal approval by Brown Brothers Harriman & Co.’s Credit Committee and to satisfactory negotiation, review, and execution of documentation acceptable to Brown Brothers Harriman & Co. and its counsel.

Borrower:	The Chile Fund, Inc. (CH)
The Emerging Markets Telecommunications Fund, Inc. (ETF)
The First Israel Fund, Inc.(ISL)
The Indonesia Fund, Inc. (IF)
The Latin America Equity Fund, Inc. (LAQ)
(severally, each a “Borrower”)

Lender:	Brown Brothers Harriman & Co. (“BBH&Co.” or “the Lender”).

Investment Manager:	Aberdeen Asset Management Investment Services Limited for CH, ETF, ISL and LAQ. Aberdeen Asset Management Asia Limited for IF.

Parent:	Aberdeen Asset Management PLC.

Facility:	$10,000,000 committed line of credit (the “Revolving Line”).

Term:	364 days.

Purpose:	To provide short-term liquidity for the Borrower.

Repayment of Advances:	Borrowings under Revolving Line shall be payable in full within 30 days or on demand, whichever is earlier.

Collateral:	Pledge and assignment by each Borrower of its investments in the custody of BBH&Co.

Interest Rate:	For borrowings under the Revolving Line, the daily floating rate per annum equal to Libor as determined from time to time by BBH&Co. at its office in New York, plus 2.0% p.a.

Yield Protection:	The documents and agreements relating to this Facility will contain customary provisions relating to increased cost, capital adequacy protection, withholding and other taxes and illegality costs.

Arrangement Fee:	$15,000 one-time fee due at closing.

Facility Fee; Other Fees:

0.30%  p.a. on the unused portion of the Revolving Line, payable quarterly in arrears. Borrowers shall be responsible for all reasonable legal fees and related charges incurred by BBH&Co., for the preparation of legal documentation by external counsel selected by BBH&Co., currently estimated at $15,000. Such legal fees and charges are subject to change and shall be due and payable by Borrowers upon the execution of such definitive legal documentation.

Rate and Fee Basis:	360 days for actual days elapsed.

Optional Prepayments:	Borrowings under the Revolving Line may be prepaid without penalty at any time.

Representations and Warranties:	Customary for Facilities of this nature, including, but not limited to:

	(i)	Due organization, existence, power and authorization (including authorization for borrowing).
	(ii)	No contravention of law or agreements, no liens.
	(iii)	Valid and binding obligation of the Borrower.
	(iv)	Financial condition of the Borrower is fairly presented (no material adverse change).
	(v)	No material litigation which is reasonably likely to have a material adverse effect on the business or financial condition of the Borrower.
	(vi)	Ownership of property, no liens (except liens for taxes not yet due or which are being contested in good faith).
	(vii)	No default or event of default.
	(viii)	No consents required (other than obtained).
	(ix)	Payment of taxes.
	(x)	Compliance with applicable laws.
	(xi)	Permitted to borrow under the Prospectus of the Borrower.
	(xii)	No misrepresentations.
(xiii)

No current formal administrative or civil investigation by any regulatory agency and/or any pending or anticipated formal administrative or civil investigation or litigation by any such regulatory agency with respect to the Investment Manager and/or the Parent.

Conditions Precedent To Borrowing:	As to each Borrower including, but not limited to:

	(i)	Accuracy of representations and warranties in all material respects.
	(ii)	No default or event of default.
	(iii)	Immediately after any borrowing Collateral to Debt Ratio equal to at least 10:1.
	(iv)	No occurrence of a Country Event, Sovereign Event, a Force Majeure Event or a Material Adverse Change, each as defined below.

Covenants:	As to each Borrower including, but not limited to:

	(i)	Compliance with applicable laws, payment of obligations, payment of taxes, preservation of existence and maintenance of books and records.
(ii)

At all times, the Borrower shall maintain a minimum Collateral to Debt Ratio of 10:1. If the Collateral to Debt Ratio falls below 10:1, at the request of the Lender the Collateral to Debt Ratio will be returned to 10:1 through a pledge of additional Collateral or a reduction in amounts outstanding under the Facility by the Borrower.

	(iii)	The Borrower shall not create or permit to exist any additional indebtedness other than this Facility.
(iv)

The Borrower shall not permit the pledge of any security interest or other encumbrance on its assets except for (i) the security interests, which arise in connection with this Facility, (ii) in the ordinary course of business of such Borrower (including liens arising from securities lending, margin accounts, reverse repos and similar investment activities), or (iii) in the form of reverse repurchase transactions, dollar rolls or other transactions entered into primarily for investment purposes which have the effect of borrowing and, in each case, which is not otherwise prohibited by law, is in the ordinary course of business, is not in contravention of such Borrower’s Prospectus, or by-laws, and is reflected properly in the calculation of the Collateral to Debt Ratio.

(v)

No material adverse change on (a) the business, condition (financial or otherwise), operations, performance or assets of the Borrower, the Parent and/or the Investment Manager; (b) the rights and remedies of BBH&Co. under any of the Loan Documents (as defined below); or (c) the ability of the Borrower to perform its obligations under the Loan Documents.

	(vi)	BBH&Co. shall have the right to inspect, not more than one time each calendar year during normal business hours upon 5 days’ notice, any books, property and records of the Borrower.
	(vii)	Facility proceeds shall be used for temporary or emergency purposes, including, without limitation the funding of shareholder redemptions (which include tender offers) and any distributions.
	(viii)	Except as may be required by law, no amendment of a fundamental investment policy or fundamental investment objective in the Prospectus without the consent of BBH&Co.
	(ix)	The Borrower shall not guaranty of any other obligation, except in the ordinary course of business or as required by law.
(x)

No discretionary distributions (except as necessary to comply with Subchapter M of the Internal Revenue Code and to avoid excise tax) by the Borrower which would result in a default or an event of default.

	(xi)	No loans, advances, capital contributions or extension of credit by the Borrower which is inconsistent with their investment policies.
	(xii)	No occurrence of a Country Event, Sovereign Event, Force Majuere Event or a Material Adverse Change, each as defined below.
	(xiii)	No change in each Borrower’s Investment Manager or change in the ownership of the Investment Manager as being a direct, or indirect, wholly owned affiliate of the Parent.

Reporting Requirements:	Reporting requirements for each Borrower and the Investment Manager:

	(i)	Annual audited financial reports of each Borrower and the Parent shall be provided within 75 days of year-end.
	(ii)	Quarterly audited financial statements of the Parent shall be provided within 75 days of period-end.
	(iii)	Semi-annual unaudited financial statements of each Borrower shall be provided within 75 days of period-end..
	(iv)	Monthly statements of each Borrower’s net asset value shall be provided within 10 days of month-end.
	(v)	Certificates of compliance to be provided at the time of each borrowing request.
(vi)

Other information relating to the Borrower, the Parent and/or the Investment Manager as BBH&Co. may reasonably request including without, limitation, notice of any tender greater than 20% of a Borrower’s net asset value (other than the potential 25% tender approved for CH) and the occurrence of any event that could disqualify the Investment Manager from serving as an investment adviser to a Borrower.

Events of Default:	Customary for documents and agreement related to a Facility of this nature, including, but not limited to:

	(i)	Failure to pay principal when due or interest or any other amounts when due under the loan documentation within 3 days when due.
	(ii)	Any representation by the Borrower with respect to itself, the Parent or the Investment Manager that shall be materially incorrect when made or deemed made.
(iii)

With respect to a Borrower, the Parent and/or the Investment Manager, material unsatisfied judgments, reorganization, voluntary or involuntary bankruptcy and insolvency proceedings, the commencement of a formal administrative or civil investigation by any regulatory authority, and/or the suspension of registration under the laws of United States (or institution of proceedings for such purpose).

	(iv)	Covenant violations.
	(v)	Noncompliance with fundamental investment policies and restrictions as stipulated in the Borrower’s prospectus that are not cured within 30 days.
	(vi)	Failure to provide notice of any tender (other than the potential 25% tender approved for CH) which if effected would be greater than 20% of a Borrower’s net asset value.
	(vii)	If BBH&Co. at any time deems itself insecure with respect to any of the Collateral as a result of the occurrence of a Country Event, Sovereign Event, Force Majeure Event or Material Adverse Change.

Documentation:	Required documentation (collectively, the “Loan Documents”) to include but not be limited to:

	(i)	An executed Secured Promissory Note and a General Credit and Security Agreement, each in form and substance reasonably satisfactory to BBH&Co. and its legal counsel.
	(ii)	Pledge of the Borrower’s ownership interests in Collateral in the custody of BBH&Co.

	(iii)	Receipt of organization documents and incumbency certificates and copies of required consents or approvals.
	(iv)	Receipt of the audited financial reports of the Borrower; receipt of the most recent audited financial reports of the Parent.
	(v)	Legal Opinion from counsel for the Borrower re: authority, due execution etc.

Out-of Pocket Expenses:

All reasonable out-of-pocket expenses relating to the establishment and monitoring of the credit facility are to be for the account of the Borrower; such expenses to include, but not be limited to, legal and accounting expenses.

Other Conditions:	BBH&Co. to remain the Global Custodian to the Borrower.

Transferability:

BBH&Co. will have the right to sell participations in the Facility without the consent of the Borrower. The Borrower may not assign any of its obligations or rights under the Facility and the agreements related thereto.

Indemnification:

Each Borrower will indemnity BBH&Co. against all losses, liabilities, claims, damages, or expenses relating to the Facility including any borrowings thereunder, use of the proceeds, failure of the Borrower to comply with rules, regulations and laws regarding the business of mutual funds, false or incorrect representation or warranty, or other information provided in connection with the Facility and the agreements related thereto, or failure of the Borrower to comply with covenants in a timely manner.

Governing Law:	The State of New York.

Jury Trial Waiver:	By BBH&Co. and each Borrower.

Additional Definitions:

Force Majeure Event shall mean any circumstance or event which may materially adversely affect the performance by the Borrower or BBH&Co. of it respective obligations hereunder as determined in the sole discretion of BBH&Co., including any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Sovereign Event, (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets, whether or not resulting from or reflecting the occurrence of any Sovereign Event, (h) any encumbrance on the transferability of a currency or a currency position on the actual settlement date of a foreign exchange transaction, whether or not resulting from or reflecting the occurrence of any Sovereign Event, or (i) any other cause similarly beyond the reasonable control of the Borrower or BBH&Co.

Country Event shall mean, with respect to the acquisition, ownership, settlement or custody of the Borrower’s investments in a jurisdiction, all risks relating to, or arising in consequence of, systemic and markets factors affecting the acquisition, payment for or ownership of investments including (a) the prevalence of crime and corruption, (b) the inaccuracy or unreliability of business and financial information, (c) the instability or volatility of banking and financial systems, or the absence or inadequacy of an infrastructure to support such systems, (d) custody and settlement infrastructure of the market in which such investments are transacted and held, (e) the acts, omissions and operation of any securities depository, (f) the risk of the bankruptcy or insolvency of banking agents, counterparties to cash and securities transactions, registrars or transfer agents, and (g) the existence of market conditions which prevent the orderly execution or settlement of transactions or which materially adversely affect the value of assets as determined in the sole discretion of BBH&Co..

Material Adverse Change shall mean any change or effect that is likely to be materially adverse to the business, financial condition, investments or results of operations of a Borrower.

Sovereign Event shall mean, in respect of any jurisdiction, including the United States of America, where a Borrower investment is acquired or held and pledged as collateral hereunder, (a) any act of war, terrorism, riot, insurrection or civil commotion, (b) the imposition of any investment, repatriation or exchange control restrictions by any governmental authority, (c) the confiscation, expropriation or nationalization of any investment property by any governmental authority, whether de facto or de jure, (d) any devaluation or revaluation of the currency, (e) the imposition of taxes, levies or other charges affecting the Borrower’s investment property, (f) any change in the applicable law materially adversely affecting the Borrower’s investment property as determined in the sole discretion of BBH&Co., or (g) any other economic or political risk incurred or experienced.

EXHIBIT B

SECURED PROMISSORY NOTE

$10,000,000

New York, New York

November         , 2009

For value received, the undersigned investment funds (each, a “Borrower” and together the “Borrowers”), hereby promise to pay to the order of Brown Brothers Harriman & Co. (the “Lender”), at the office of the Lender or such other place as the Lender may designate in writing, from time to time, the principal sum of TEN MILLION 00/100 DOLLARS (USD $10,000,000) or, if less, the outstanding principal balance of all Advances made by the Lender to the Borrowers pursuant to the Loan Agreement (hereafter defined), in lawful money of the United States of America and in immediately available funds, on the Maturity Date or on such earlier date as provided in the Loan Agreement and in the manner provided in the Loan Agreement. The Borrowers also promise to pay interest on the unpaid principal balance hereof for the period such balance is outstanding, and all other amounts due under this Note, at said office of the Lender, in like money, at the rates of interest as provided in the Loan Agreement on the date(s) and in the manner provided in the Loan Agreement.

The date and amount of each type of Advance made by the Lender to a Borrower under the Loan Agreement, and each payment of principal thereof, shall be recorded by the Lender on its electronic books and records and/or endorsed by the Lender on Schedule I attached hereto or any continuation thereof; and in the absence of manifest error, the books and records of the Lender and such Schedule I shall constitute prima facie evidence thereof. No failure on the part of the Lender to make, or mistake by the Lender in making, any notation as provided in this paragraph shall in any way affect any Advance or the rights or obligations of the Lender or a Borrower with respect thereto.

This Note evidences the Advances referred to in the Loan Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) between the Borrowers and the Lender, is subject to and shall be construed in accordance with the provisions of the Loan Agreement and is entitled to the benefits and the Collateral set forth in the Loan Documents. All capitalized terms not defined herein shall have the meanings given to them in the Loan Agreement.

The Borrowers shall be entitled to borrow and repay and prepay in whole or in part Advances outstanding hereunder pursuant to the terms and conditions of the Loan Agreement.

The Borrowers promise to pay interest, payable on demand, on any overdue principal and, to the extent permitted by Applicable Law, overdue interest, from the respective due dates of such amounts at the Default Rate. The Loan Agreement provides for the acceleration of the maturity of Advances upon the occurrence of certain Events of Default and for prepayments on the terms and conditions specified in the Loan Agreement.

The Borrowers waive diligence, presentment, demand, notice of dishonor, protest and any other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note. The nonexercise by the holder of this Note of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Note is secured by the Collateral and is entitled to, the benefits of, the Loan Agreement and the other Loan Documents.

This Note shall be governed by, and interpreted construed and enforced in accordance with, the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without regard to principles of conflicts of laws that would require application of another law.

Notwithstanding anything contained in this Note or the other Loan Documents, (a) the Obligations evidenced by this Note of each Borrower shall be several and no one Borrower shall be jointly liable for the Obligations of any other Borrower, (b) the covenants, representations, warranties and agreements of each Borrower in any Loan Document shall relate only to such Borrower and not any other Borrower, (c) a Default or an Event of Default as to one Borrower shall not constitute a Default or an Event of Default of any other Borrower and (c) the Collateral of one Borrower shall not collateralize the Obligations of any other Borrower.

THE BORROWERS AND THE LENDER WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY CONNECTED TO THIS NOTE.

IN WITNESS WHEREOF, the Borrowers have duly executed this Note the day and year first above written.

THE CHILE FUND, INC.

By:
Name:
Title:

THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.

By:
Name:
Title:

THE FIRST ISRAEL FUND, INC.

By:
Name:
Title:

THE INDONESIA FUND, INC.

By:
Name:
Title:

THE LATIN AMERICA EQUITY FUND, INC.

By:
Name:
Title:

SCHEDULE OF ADVANCES AND PAYMENTS OF PRINCIPAL
[NAME OF BORROWER]

Date	Principal Amount of Advance	Principal Amount Paid	Unpaid Balance

EXHIBIT C

[NAME OF BORROWER]

LOAN REQUEST

The undersigned, [insert name of certificant], hereby certifies as follows:

1.           I am               of [NAME OF BORROWER], a Maryland corporation (the “Borrower”), and I am delivering this Loan Request on behalf of the Borrower pursuant to Section 7 of the Loan Agreement, dated November   , 2009 as amended from time to time among the Borrower, the other Borrowers party thereto, and Brown Brothers Harriman & Co., as Lender (“Loan Agreement”). All capitalized terms used but not otherwise defined herein shall have the meanings attributed to them in the Loan Agreement.

2.           The Borrower hereby requests an Advance in the amount of $                 , which shall be credited to the Borrower’s account                       .

3.            The Borrower intends to use the proceeds of the Advance requested on the date hereof in accordance with the Term Sheet.

4.            The Borrower will not use the proceeds of the Advance requested on the date hereof in violation of the Regulations.

5.            The Borrower hereby certifies that after giving effect to the Advance herein requested the Collateral Coverage Ratio is sufficient to permit the Lender to make such Advance.

The Borrower hereby certifies that (a) on the date hereof and on the Borrowing Date, and immediately after giving effect to the Advance requested hereby, the representations and warranties of such Borrower contained in each Loan Document are true and correct in all material respects on and as of the date hereof, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of the date hereof, other than any such representations and warranties that, by their express terms, refer to a specific earlier date, in which case the accuracy of such representations and warranties shall be determined as of such earlier date, (b) no Default or Event of Default relating to such Borrower has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, (c) on the date hereof and on the borrowing date there exists no material litigation brought by or against the Borrower, the Parent or its Investment Manager as to which the Borrower is required to give notice pursuant to the Loan Agreement, which notice has not been so furnished on the date hereof (d) on the date hereof there is no litigation disclosed or undisclosed to the Lender which is expected to give rise to a Material Adverse Change and (e) on the date hereof, such Borrower has no knowledge of any Force Majeure Event, Country Event, Sovereign Event or Material Adverse Change relating to it.

IN WITNESS WHEREOF, I have executed this Loan Request as of this                        , day of [month], [year].

[NAME OF BORROWER]

By:
Name:
Title:

EXHIBIT D

IRREVOCABLE LIMITED POWER OF ATTORNEY

This Irrevocable Limited Power of Attorney (“Power of Attorney”) is executed and delivered by [INSERT NAME OF BORROWER] (“Grantor”), to Brown Brothers Harriman & Co. (hereinafter referred to as “Attorney”), as Lender under a (a) Loan Agreement, and (b) Pledge Agreement, each dated November               , 2009 (as each may be amended from time to time, the “Loan Documents”). No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocable waives any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this Power of Attorney, including, a representation by the Attorney of the occurrence of an Event of Default. The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by Grantor without Attorney’s written consent. All capitalized terms used in this Power of Attorney shall have the meaning given each such term in the Loan Documents.

The Grantor hereby irrevocably constitutes and appoints the Attorney and any partner, officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor, or in its own name, from time to time in the Attorney’s discretion, for the purpose of carrying out the terms of Loan Documents, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes thereof, such power and authority to be exercisable only upon the occurrence and during the continuance of a Event of Default. Without limiting the generality of the foregoing, the Grantor hereby gives the Attorney the power and right, on behalf of the Grantor, without notice to or assent by the Grantor, to do the following upon the occurrence and during the continuance of a Event of Default:

in the case of any Collateral pledged by the Grantor, in the name of the Grantor, or otherwise, to take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under, or with respect to, or distributed in respect of any such Collateral; in the name of the Grantor or otherwise to direct any issuer of or any party liable for any payment under any of the Collateral pledged by the Grantor to make payment of any and all moneys due or to become due thereunder directly to the Attorney or as the Attorney shall direct; to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral pledged by the Grantor;

at the Grantor’s expense, (a) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral pledged by the Grantor or any thereof and to enforce any other right in respect of any such Collateral; (b) to defend any suit, action or proceeding brought against the Grantor with respect to any Collateral pledged by the Grantor; (c) to settle, compromise or adjust any suit, action or proceeding described in the preceding clause and, in connection therewith, to give such discharges or releases as the Attorney may deem appropriate; and (d) generally, to sell or transfer and make any agreement with respect to or otherwise deal with any of the Collateral pledged by the Grantor as fully and completely as though the Attorney were the absolute owner thereof for all purposes, and to do, at the Attorney’s option, at any time, or from time to time, all acts and things which the Attorney deems necessary to protect, preserve or realize upon the Collateral pledged by the Grantor and the Liens of the Attorney thereon and to effect the intent of the Loan Documents, all as fully and effectively as the Grantor might do;

to take any action permitted by Section 11(a) of the Loan Agreement; and

at any time and from time to time, to execute, in connection with any foreclosure, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral pledged by the Grantor.

The Grantor hereby ratifies to the extent permitted by law, all that said Attorney shall lawfully do or cause to be done by virtue hereof absent the gross negligence or willful misconduct of the Attorney. All sums expended by Attorney pursuant to this Power of Attorney shall be added to the Obligations and shall be payable on demand.

This Power of Attorney shall be governed by the internal laws of the State of New York, including the New York General Obligations Law, Article 5, Title 15 (the “NY-GOB”). It is hereby confirmed that the persons signing this Power of Attorney on behalf of the Grantor are doing so in their respective capacity as an officer of the Grantor and not in their individual capacity or as a “Principal” as defined in the NY-GOB.

THE GRANTOR HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING FROM, OR IN ANY WAY RELATING TO: (I) THIS POWER OF ATTORNEY; OR (II) ANY CONDUCT, ACTS OR OMISSIONS BY THE ATTORNEY; IN EACH OF THE FOREGOING CASES, WHETHER ALLEGED IN CONTRACT OR IN TORT, OR OTHERWISE. As a material part of the consideration to the Attorney in accepting this Power of Attorney, the Grantor (a) agrees that, all actions and proceedings based upon, arising out of or relating in any way directly or indirectly to this Power of Attorney shall be litigated exclusively in the federal and state courts located within New York County, New York; (b) consents to the jurisdiction of such courts and consents to the service of process in any such action or proceeding by personal delivery, first-class mail, or any other method permitted by law; and (c) waives any and all rights to transfer or change the venue of any such action or proceeding to any court located outside New York County, New York. The provisions contained in this paragraph shall survive the termination of this Power of Attorney or the Loan Documents.

The Grantor acknowledges that it has received a copy of this document.

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, pursuant to the authority of its Directors this          day of November, 2009.

[NAME OF BORROWER]

By:
Name:
Title:

By:
Name:
Title:

[FOR USE WITHIN THE UNITED STATES]

STATE OF	)
) ss.:
COUNTY OF	)

On the                  day of                         , in the year                      before me, the undersigned, a Notary Public in and for said state, personally appeared                                 , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

STATE OF	)
) ss.:
COUNTY OF	)

On the                  day of                         , in the year                      before me, the undersigned, a Notary Public in and for said state, personally appeared                                 , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

ATTORNEY’S SIGNATURE AND ACKNOWLEDGEMENT OF APPOINTMENT: It is not required that the Grantor and Attorney sign at the same time.

We have read the foregoing Power of Attorney. We are the person identified therein as Attorney for the Grantor named herein.

We acknowledge our legal responsibilities.

BROWN BROTHERS HARRIMAN & CO.

By:
Authorized Signature

[FOR USE WITHIN THE UNITED STATES]

STATE OF	)
) ss.:
COUNTY OF	)

On the                  day of                         , in the year                      before me, the undersigned, a Notary Public in and for said state, personally appeared                                 , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person or the entity upon behalf of which the person acted, executed the instrument.

Notary Public